INDEPENDENT AUDITOR'S CONSENT


         We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of ACNB Corporation (the "Registrant"), filed with the Commission in connection with the registration of 561,968 shares of common stock, par value $2.50 per share, of our report, dated January 12, 1998, relating to the consolidated statements of condition of the Registrant and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in the Proxy Statement/Prospectus.



October 12, 1998                                    Stambaugh Ness, P.C.
York, Pennsylvania